Exhibit 5

July 29, 2016

Alcoa Inc.

390 Park Avenue

New York, NY 10022-4608

Ladies and Gentlemen:

This opinion is furnished in connection with the registration by Alcoa Inc. (the “Company”) pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), of an aggregate of 2,325,000 shares of common stock, $1.00 par value, of the Company (the “Shares”), that are to be offered and sold by the Company through the Retirement Savings Plan for Hourly Employees of Alcoa USA Corp. and the Retirement Savings Plan for Salaried Employees of Alcoa USA Corp. (together, the “Alcoa Corp. Plans”).

As a Counsel of the Company, I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that the Shares, when issued and sold pursuant to the Alcoa Corp. Plans, will be legally issued, fully paid and non-assessable shares of common stock of the Company.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an Exhibit to the Registration Statement with respect to the Shares under the 1933 Act. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

/s/ Thomas F. Seligson

Thomas F. Seligson

Counsel